EMPLOYMENT AGREEMENT

This **EMPLOYMENT AGREEMENT** (the "*Employment Agreement*") is dated October [ ], 2015 and will be effective as of the Commencement Date (defined below), by and between Accolade, Inc. (the "*Company*"), and Rajeev Singh (the "*Executive*").

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company on the terms and conditions contained herein.

NOW, THEREFORE, for and in consideration of the premises hereof and the mutual covenants contained herein, the parties hereto hereby covenant and agree as follows:

1. Employment. The Company hereby employs the Executive, and the Executive hereby accepts such employment with the Company, commencing on November 2, 2015 (the "*Commencement Date*"), subject to the terms and conditions provided for herein. The period beginning on the Commencement Date until the date upon which the Executive is no longer employed by the Company shall be referred to herein as the "*Term*." The commencement of Executive's employment shall be conditioned upon the completion of background and reference checks by the Company.

2. At-Will Employment. Unless otherwise expressly agreed to by the Executive and the Company in writing, the Executive's employment by the Company shall, notwithstanding anything to the contrary expressed or implied herein, be terminable by either party "at will," for any reason or for no reason, but shall in all other respects be subject to the terms and conditions of this Employment Agreement.

3. Duties; Board of Director Position; and Reporting Relationship.

(a) Scope of Duties. The Executive shall be employed as Chief Executive Officer ("*CEO*") of the Company and shall report to and be subject to the supervision and direction of the Company's Board of Directors (the "*Board*") during the Term. The Executive shall faithfully and competently perform such duties and authorities, which shall not be inconsistent with his position as a CEO of the Company, and shall also perform and discharge such other executive employment duties and responsibilities consistent with his position as CEO and as the Board may from time to time reasonably prescribe. The power, authority, and duties of the Executive shall include, by way of example, and not by way of limitation, those duties, which can generally be described as being responsible for the day-to-day management of the Company, carrying out the mission, strategy, goals, and objectives established in collaboration with the Board, and in planning for the growth and profitability of the Company, including, but not limited to supervising the Company's preparation and delivery to the Board of an annual operating plan and budget consistent with the requirements of Section 5.3(a)(iv) of the Company's Second Amended and Restated Investor Rights Agreement. The duties of employment shall include such additional executive and managerial duties on behalf of the Company and its operations of a character in keeping with the Executive's position. The Executive shall perform his duties at such places and times as the Board may reasonably from time to time prescribe, with his principal work location in the Seattle metropolitan area. Except as may otherwise be approved in advance by the

Board, and except during vacation periods and reasonable periods of absence due to sickness, personal injury, or other disability, the Executive shall devote substantially all of his time and attention during normal business hours throughout the Term to the services required of him hereunder. The Executive shall render his business services exclusively to the Company during the Term, and shall use his best efforts, judgment, and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position; *provided, however*, that the foregoing shall not preclude the Executive from engaging in charitable and community affairs, sitting on the board of outside charitable or community organizations or up to three (3) corporations which are not a Competitive Business as defined in Section 4.1.3 of the Employee Non-Disclosure, Non-Competition and Non-Solicitation Agreement, including but not limited to Apptio, Inc., managing the Executive's personal investments, making passive investments in other businesses or enterprises, or engaging in any other business activity that is not competitive with the business of the Company, so long as such activities do not materially interfere or conflict with his duties hereunder in connection with the Executive's employment by the Company.

(b) Board Position. During the Term of the Employment Agreement, the Executive will serve as a member of the Board, subject to annual election and removal by the Company's stockholders as provided in the Company's bylaws.

(c) Reporting Relationship as CEO. The Executive shall report to the Board. All other Company employees shall report, directly or indirectly (through other senior executives, as determined by the Executive), to the Executive.

4. Base Salary, Bonus, Withholding and Stock Option Grant.

(a) Base Salary. As compensation for the performance of the services to be performed by the Executive hereunder, the Company shall pay the Executive a starting base salary at the annual rate of, Four Hundred Thousand and 00/100 dollars ($400,000.00) (the "*Base Salary*"), which shall be prorated for each calendar year during which the Executive shall not be employed by the Company for the entire year (based on the number of days the Executive is employed with the Company during such year). Any Base Salary payable hereunder shall be paid in regular intervals (but in no event less frequently than monthly), in arrears, in accordance with the Company's payroll practices from time to time in effect for executive compensation. The Base Salary is subject to adjustment, but not reduction, in the discretion of the Board based on your performance.

(b) Bonus. In addition to the Base Salary described in Section 4(a) above, the Executive shall be eligible to receive an annual bonus of up to sixty-percent (60%) of the Base Salary (the "*Bonus*") with the actual amount of such Bonus to be determined and approved by the Board in its sole discretion, based upon the achievement of certain operating and financial metrics that are mutually agreed upon by you and the Board. Any Bonus determined to be payable by the Board for 2015 shall be payable on a *pro rata* basis. For any subsequent partial year in which Executive works more than 6 months, the Bonus will accrue and shall be payable on a *pro rata* basis. Bonus amounts shall be payable in the next-following fiscal year, and in no event later than sixty (60) days after the end of the fiscal year for which it is granted.

(c) Withholding. The payment of any Base Salary, Bonus or any other cas bonus or payment (whether in cash or other consideration that is subject to withholding taxes hereunder shall be subject to applicable withholding and payroll taxes, and such other deduction as may be required under the Company's executive benefit plans. (d) Grant of Stock Options. (i) Effective as of the Commencement Date, the Company shall grant to the Executive an option (the "Option") to purchase 8,000,000 shares of common stock of the Company, par value $0.0001 per share (the "Common Stock") with an exercise price equal to th Fair Market Value of the Common Stock on the date of grant (as defined under the Company's Amended and Restated 2007 Stock Option Plan (as amended from time to time, the "Plan"), pursuant to the terms of the Notice of Grant of Stock Option and Stock Option Agreement, each of which are attached hereto as Exhibit A, and subject to the terms of the Plan. (A) Stockholders Agreements. Upon the Executive's exercis of Options granted pursuant to the terms and conditions .of the Plan, the Executiv shall execute and deliver a joinder or counterpart signature page to the Company Second Amended and Restated Investor Rights Agreement, Second Amended an Restated Registration Rights Agreement and Second Amended and Restate Right of First Refusal and Co-Sale Agreement, in each case, by and among th Company and its stockholders and as the same may be amended or restated fro time to time (collectively, the "Stockholders Agreements"). (ii) Prior to the grant of the Option to Executive, the Board shall take or cause to be taken all necessary actions to increase the number of reserved and unallocated shares of Common Stock issuable under the Plan to provide the Board with the ability to grant Awards (as such term is defined in the Plan) of up to 18,835,000 shares of Common Stock, in th aggregate, after the Option is granted ("Option Plan Expansion"). The Option Plan Expansion shall be available for grant to new management team hires and to retain existing talent, as recommended by Executive and approved by the Board. (iii) No Obligation of Continued Employment. Notwithstanding th foregoing agreement to grant the Option to the Executive subject to vesting over time, it i expressly understood and agreed that the Company does not now, nor hereafter shall have, an obligation to continue the Executive in its employ whether or not on a full-time basis, after th end of the Term. 5. Benefits. During the Term, the Executive shall: (a) be entitled to reimbursement of all ordinary and necessary busines expenses reasonably incurred including business travel, communications, parking, entertainmen and meals in connection with the performance of the Executive's duties under this Employmen Agreement in accordance with the Company's established policies for reimbursement o business expenses, provided, however, that such reimbursement shall not include expenditure

(b) be eligible to participate in tbe Company 40 I (k) savings plan, subject t the terms and conditions of such plan; (c) be eligible to participate in any medical and health plans or othe executive welfare benefit plans that may be provided by the Company for its senior executives i accordance with and subject to the provisions of any such plan, as the same may be in effec from time to time; (d) be eligible to take four (4) weeks of paid vacation taken at such times i coordination witb the needs of the Company as mutually agreed by the Executive and the Boar during each twelve-month period of the Term; (e) be eligible for sick leave, sick pay and disability benefits in accordan with the Company policy that may be applicable to senior executives from time to time; (f) be entitled to be covered by the Company's Director's and Officer' Liability insurance, at the expense of the Company, and such insurance is to apply so as to cove all times that the Executive is or was employed by the Company; and (g) be furnished office space, secretarial assistance, and such other facilitie and services within the Seattle metropolitan area as shall be suitable to the Executive's positio and adequate for the performance of his duties hereunder but consistent with the policies of th Company. The Executive agrees that in order to receive reimbursement or payment of an cost or expense authorized under Section 5 of tbis Employment Agreement, the Executive shal provide the Company with such documentation of each such cost and expense as the Compan shall reasonably require. Any reimbursements by the Company to the Executive of any eligible expense under this Employment Agreement that are not excludable from the Executive's income fo federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than th earlier of tbe date on which they would be paid under the Company's normal policies and the las day of the taxable year of the Executive following the year in which the expense was incurred The amount of any Taxable Reimbursements during any taxable year of the Executive shall no affect the expenses eligible for reimbursement in any other taxable year of the Executive (excep for any life-term or other aggregate limitation applicable to medical expenses). The right t Taxable Reimbursement shall not be subject to liquidation or exchange for another benefit. 6. Non-Disclosure. Non-Competition and Non-Solicitation. As a condition o employment, the Executive shall execute and deliver to the Company's standard Employee Non Disclosure, Non-Competition and Non-Solicitation Agreement set forth in Exhibit B attache hereto, which is incorporated and made a part of this Employment Agreement. The Employe Non-Disclosure, Non-Competitionand Non-Solicitation shall becomeeffective upon it execution and delivery, which shall be on or before the Commencement Date.

(i) Death. The death of the Executive; Disability. The Disability (as defined below) of the Executive; (ii) For purposes of this Employment Agreement, the term "Disability" shall mean that if, a a result of the Executive's incapacity due to physical or mental illness, the Executive shall hav been absent from his duties with the Company on a full-time basis for three (3) consecutiv months or an aggregate of 120 days in any twenty-four month period, and within thirty (30) day after written notice of termination is given, the Executive shall not have returned to the full-tim performance of the Executive's duties. (iii) TerminationFor Cause. Termination of the Executive' employment hereunder by the Company at any time for "Cause" (as termination to take effect immediately (except as set forth below); defined below), suc For purposes of this Employment Agreement, for "Cause" shall mean: (A) th Executive's intentional and continued gross misconduct or gross negligence resulting in materia and demonstrable financial or reputational injury to the Company; (B) the Executive's materia disregard of lawful instructions of the Board to Executive consistent with the Executive' responsibilities under this Employment Agreement relating to the business of the Company which shall mean actions taken by the Board in the exercise of its business judgment a memorialized in a duly adopted written resolution of the Board, in the minutes of a Compan Board meeting or in a written performance evaluation of the Executive delivered by the Board t Executive at the annual review of Executive's performance; (C) embezzlement; (D) th Executive's repeated abuse of alcohol or other drugs or controlled substances, or the commissio of an act of moral turpitude reasonably likely to bring significant disrepute to the Company o which adversely affects the Executive's ability to perform his duties hereunder, (E) conviction o the Executive of a felony or a plea of guilty or no contest to same, or any crime or offens involving fraud or moral turpitude; (F) the Executive's uncured breach of any material provisio of this Employment Agreement; or (G) the imposition of any material sanction by a professiona disciplinary organization that is applicable to the business of the Company and which wa imposed solely on account of the Executive's conduct; (H) the Executive's resignation hereunde during the Term provided, that if the Executive resigns for Good Reason as defined herein, suc resignation shall not be considered "Cause" hereunder so long as the Executive has given thirt days written notice to the Company of such breach and opportunity to cure any such Goo Reason. A termination of the Executive's employment for Cause by the Company shall b effected by the Company giving the Executive written notice ("Notice of Termination fO Cause") of the termination, setting forth in reasonable detail the specific conduct of th Executive that constitutes for Cause and the specific provision(s) of this Employment Agreemen on which the Company relies. A termination of employment by the Company for Cause shall b effective thirty (30) days following the date when the Notice of Termination for Cause is given provided, that Executive shall be given a reasonable opportunity to respond to such Notice o

Notwithstanding anything set forth herein, the Executive's right to cure a circumstance that leads to the Executive's termination for Cause shall be limited to those circumstances set forth in Sections 7(a)(iii)(B) and (F).

(iv) Termination by Executive. At any time during the Term, the Executive may terminate his employment hereunder for Good Reason (as defined below). For purposes of this Employment Agreement, "*Good Reason*" shall mean (a) the assignment to the Executive of any duties inconsistent with the Executive's position as CEO (including status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated herein, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (b) any failure by the Company to comply with any of the provisions of Section 4 of this Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice given thereof by the Executive; (c) any reduction by the Company in Executive's Base Salary (other than a proportional reduction as part of a generalized reduction in the base salaries of senior management of the Company not to exceed 5% of Base Salary then currently in effect); (d) any requirement that the Executive be based at any office or location more than thirty (30) miles from the Executive's principal place of residence as of the Commencement Date; or (e) any uncured breach by the Company of any material provision of this Employment Agreement.

A termination of employment by the Executive for Good Reason shall be effected by the Executive's giving the Company's Board written notice ("*Notice of Termination for Good Reason*") of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason and the specific provision(s) of this Employment Agreement on which the Executive relies. A termination of employment by the Executive for Good Reason shall be effective thirty (30) days following the date when the Notice of Termination for Good Reason is given; *provided* that such a termination of employment shall not become effective if the Company shall have substantially corrected, to the reasonable satisfaction of the Executive, the circumstance giving rise to the Notice of Termination for Good Reason within such thirty-day period.

(v) Termination Without Cause. Termination of the Executive's employment hereunder by the Company at any time, other than termination by the Company "for Cause," as contemplated by clause (iii).

(a) In the event that the Executive's employment is terminated pursuant to clause (i), (ii), (iv) or (v) of Section 7(a) above, (i) the Company shall continue to pay to the Executive (or his personal representative, as the case may be), as severance pay, the amount of Base Salary that the Executive would have otherwise been entitled to receive had the Executive's employment not been so terminated for a period of twelve (12) months immediately following such termination (the "*Salary Continuation*"), (ii) all outstanding equity-based awards granted to the Executive under any applicable equity compensation plans of the Company as in effect on the date of termination (including but not limited to the Option, any other grants of stock options and any restricted stock) shall become vested, exercisable or payable to the extent that such awards would have otherwise become vested, exercisable, or payable had the Executive's employmen ot been so terminated for a period of nine (9) months immediately following such terminatio the "Equity Award Acceleration"); provided that if an award provides "deferred compensation or purposes of Section 409A (as defined in Section 7(d) below), such award will be paid at th ame time and in the same form as it would have been paid; provided further that, if th Executive's employment is terminated by the Company without Cause or the Executive resign or Good Reason within the one-year period following a Company Transaction (as such term efined in the Plan), the vesting acceleration provisions set forth in the agreement evidencing th ward shall govern, and (iii) the Company shall pay all Accrued Obligations (as defined below As a condition precedent to the Company's obligation to provide Executive (or Executive's heir nd executors) with the Salary Continuation and Equity Award Acceleration in this Section 7(b xecutive (or Executive's heirs and executors in the case of a termination pursuant to clause (i) o ection 7(a) above) shall be required to execute and not revoke a general release of claims (th Release"), in the form provided by the Company, within thirty (30) days of the date o ennination of employment. Salary Continuation shall begin on the first practical payroll dat fter the date the Release is executed and no longer subject to revocation (the "Release Effectiv ate"). Subject to Section 7(d) below, the Company shall pay the Salary Continuation i ccordance with its payroll practices from time to time in effect. If, following the end of the Term, the Executive breaches any of the provisions contained in fhi Employment Agreement, including the terms of the Non-Disclosure, Non-Competition and Non Solicitation Agreement set forth in Exhibit C, all payments of Salary Continuation shal immediately cease. Executive acknowledges and agrees that the Salary Continuation payabl hereunder is payable partially in consideration of Executive's executing and delivering th Release, the Executive's continued observance following termination of employment of th restrictive covenants in the Non-Disclosure, Non-Competition and Non-Solicitation Agreemen as set forth therein and such other good and valuable consideration as set forth herein. (b) Notwithstanding anything to the contrary expressed or implied herein except as required by applicable law and except as set forth in Section 7(b) above, the Compan (and its affiliates) shall not be obligated to make any payments to the Executive or on his behalf of whatever kind or nature, by reason of the Executive's cessation of employment (including without limitation, by reason of termination of the Executive's employment by the Company fo "Cause" pursuant to Section 7(a)(iii)), other than (i) such amounts, if any, of his Base Salary an Bonus as shall have accrued and remained unpaid as of the date of said cessation, (ii) such othe amounts, if any, which may be then otherwise payable to the Executive from the Company' benefits plans or reimbursement policies, and (iii) any accumulated and earned vacation not used as of the date of the Executive's termination of employment with the Company, provided that for the purposes of the calculation of vacation pay owed to the Executive, only the unuse vacation days in the year of termination shall be taken into consideration (i.e., vacation not use in prior years cannot be accrued, carried over, or otherwise taken into consideration (collectively, the "Accrued Obligations"). (c) To the extent that any payments or benefits payable hereunder ar

(i) to the extent any such payment or benefit to be provided is not "deferred compensation" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and any regulations or guidance issued thereunder ("*Section 409A*"), then such payment or benefit shall commence upon the first scheduled payment date immediately after the Release Effective Date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Employment Agreement had such payments commenced immediately upon the Executive's termination of employment, and any payments made thereafter shall continue as provided herein; and

(ii) to the extent any such cash payment or continuing benefit to be provided is "deferred compensation" for purposes of Section 409A, then such payments or benefits shall be made or commence upon the thirtieth (30th) day following the termination of the Executive's employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Employment Agreement had such payments commenced immediately upon the termination of the Executive's employment, and any payments made thereafter shall continue as provided herein.

(d) No interest shall accrue on or be paid with respect to any portion of any payments hereunder.

(e) Upon the termination of the Executive's employment hereunder for any reason whatsoever, the Executive shall be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. §1161 *et seq.* (commonly known as COBRA) at his sole cost and expense.

8. Non-Assignability.

(a) Neither this Employment Agreement nor any right or interest hereunder shall be assignable by the Executive or his beneficiaries or legal representatives without the Company's prior written consent; *provided, however*, that nothing in this Section 8(a) shall preclude the Executive from designating one or more beneficiaries to receive any benefit payable hereunder upon his death or incapacity.

(b) Except as required by law, no right to receive payments under this Employment Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

9. Binding Effect. Without limiting or diminishing the effect of Section 8 hereof, this Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives, and assigns.

10. Notices. Any notice required or permitted to be given under this Employment Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, and if to the Executive, at his home address most recently filed with the Company, or to such other address or addresses as either party shall have designated in writing to the oth party hereto. II. Governing Law and Disputes. This Employment Agreement shall be governed b and construed in accordance with the laws of the Commonwealth of Pennsylvania withou reference to principles of conflicts of law. Subject to the provisions of Section 6 of the Employe Non-Disclosure, Non-Competition and Non-Solicitation Agreement permitting the obtaining o injunctive relief in court, the parties to this Employment Agreement agree that all claims disputes or controversies arising between them, whether in contract or in tort, including but no limited to any claim of breach of any provision of this Employment Agreement, (hereinafter al of the aforementioned shall be collectively referred to as a "Claim" or "Claims"), shall be full and finally settled by arbitration in accordance with the Commercial Arbitration Rules of th American Arbitration Association then in effect (the "AAA Rules"), conducted by one arbitrato either mutually agreed upon by the Company and Executive or chosen in accordance with th AAA Rules, except that the parties thereto shall have any right permitted by the Federal Rules of Civil Procedure for a period commencement of such arbitration and the arbitrator thereof shall to discovery as would b of 90 days following th resolve any dispute whic arises in connection with such discovery. The statute of limitations applicable to th commencement of a lawsuit will apply to the commencement of arbitration under this provision. 12. Severability.If any part of this Employment Agreement is held by a court o competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in par by reason of any rule or law or public policy, such part shall be deemed to be severed from th remainder of this Employment Agreement for the purpose only of the particular lega proceedings in question and all other covenants and provisions of this Employment Agreemen shall in every other respect continue in full force and effect and no covenant or provision shall b deemed dependent upon any other covenant or provision. 13. Waiver. Failure to insist upon strict compliance with any of the terms, covenant or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shal any waiver or relinquishment of any right or power hereunder at any one or more times b deemed a waiver or relinquishment of such right or power at any other time or times. 14. Entire Agreement; Modifications. This Employment Agreement, inclusive of al schedules and exhibits, shall constitute the entire and final expression of the agreement of th parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Employmen Agreement may be modified or amended only by an instrument in writing signed by both partie hereto. 15. Countemarts. This Employment Agreement may be executed in two or mor counterparts, each of which shall be deemed an original, but all of which together shall constitut one and the same instrument.

Company or any of its shareholders, directors, officers, affiliates or executives, including Executive, or reflecting falsely on the character, business judgment, business practices or business reputation of the Company or any of its shareholders, directors, officers, affiliates or executives, including Executive, except as otherwise required by law or as necessary to enforce the terms of this Employment Agreement or defend a claim regarding the terms of this Employment Agreement or as necessary reasonably to carry out the Company's business. During and after the Term, the Executive agrees that the Executive will cooperate fully with the Company in arranging for an orderly and professional transition of his responsibilities. During and after the Term, the Executive and Company, and its officers and directors, further agree that they will present the circumstances relating to the Executive's separation from Company in a light that will not reflect unfavorably on the either the Company or the Executive. Notwithstanding the foregoing, if either the Executive or the Company is requested or required (by oral questions, written interrogatories, requests for information or documents, subpoena, civil or criminal investigatory demand, or similar process) to disclose information prohibited by the foregoing provisions of this Section 16, such party shall provide the other party with prompt, written notice of such request or requirement so that the other party may seek a waiver of compliance with its obligations under this Section 16. If, in the absence of a waiver under this Section 16, either party nonetheless, upon advice of counsel of its choice, is compelled to disclose any information in contravention of this Section 16, such party may only disclose that portion of the information that its counsel advises is legally required to be disclosed or that is in fact legally required to be disclosed. The parties further agree to take reasonable steps to cooperate with one another in its seeking to obtain assurance that any information disclosed in contravention of this Section 16 will receive confidential treatment.

17. Third-Party Agreements and Rights. Executive represents to the Company that his execution of this Employment Agreement, his employment with the Company and the performance of his proposed duties for the Company will not violate any obligations the Executive may have to any former employer or other party, and the Executive will not bring to the premises or upload onto the computer systems or e-mail systems of the Company any copies or other tangible or intangible embodiments of non-public, confidential information belonging to or obtained from any such former employer or other party, except as permitted by such third party under an effective written agreement.

18. Litigation and Regulatory Cooperation. During and after the Term of this Employment Agreement, the Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive's cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Term, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. The Company shall also provide the Executive with compensation on an hourly basis (to be derived from his last annual Base Salary) for requested litigation and regulatory cooperation that occurs after his termination of employment, and reimburse the Executive for all costs and expenses incurred in connection with his performance under this Section 18, including but not limited to reasonable attorneys' fees and costs, to the extent permitted by law.

19. Indemnification; D&O Insurance. The Company shall indemnify Executive against all claims arising out of Executive's actions or omissions occurring during Executive's employment with the Company and/or service as a member of the Board pursuant to the Company's Directors and Officers Liability and general insurance policies. The Company agrees that it will continue to maintain Directors and Officers Liability and general insurance policies to fund the indemnity described above in the same amount and to the same extent it maintains such coverage for the benefit of its other officers and directors.

20. **NO TRIAL BY JURY.** THE PARTIES (BY THEIR ACCEPTANCE HEREOF) HEREBY KNOWINGLY, IRREVOCABLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTES BASED UPON OR ARISING OUT OF THIS AGREEMENT.

21. Compliance with Section 409A.

(a) It is the intention of both the Company and the Executive that the benefits and rights to which the Executive could be entitled pursuant to this Employment Agreement comply with Section 409A, to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Employment Agreement shall be construed in a manner consistent with that intention. If the Executive or the Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on the Executive and on the Company).

(b) To the extent required to comply with Section 409A, no payment or benefit required to be paid under this Employment Agreement on account of termination of the Executive's employment shall be made unless and until the Executive incurs a "separation from service" within the meaning of Section 409A.

(c) Neither the Company nor the Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Employment Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(d) For purposes of applying the provisions of Section 409A to this Employment Agreement, each separately identified amount to which the Executive is entitled under this Employment Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Employment Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

IN WITNESS WHEREOF, the Company arid the Executive have duly executed and delivered this Employment Agreement as of the day and year first above written. ,/ EXECUTIVE: /s/ Rajeev Singh COMPANY: Accolade, Inc. By: /d/ Thomas K. Spann Title: Cc=t>